Exhibit 16.2
February 13, 2008
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Change in Certifying Accountant
Ladies and Gentlemen:
We have read item 4.01 of NovaRay, Medical, Inc.’s Form 8-K dated February 13, 2008 and we agree with the statements included therein concerning Paritz & Company, P.A.
/s/Paritz & Company, P.A.
Paritz & Company, P.A.